Transcript
   DATE  January 13, 1995
   TIME  6:00-6:30 AM (ET)
NETWORK  PBS-TV
PROGRAM  Bloomberg Business News

Mark Crumpton, anchor:

     The paper business is enjoying quite a run and, next up, Peter Elliot talks with John Georges, head of the country's largest paper company, International Paper.

Peter Elliot reporting:

     The first thing to hit on is where are we in International Paper's cycle? Have we gone beyond the peak for you, or are we already through? Where are you?

John Georges (International Paper): We're just beginning. The last half of '94 has been the first upward momentum in pricing and earnings and we expect it to continue over the next few years.

Elliot: Generally speaking, moving away from International Paper and into the world of Wall Street, if you could tell a trader who's not dealing just with International Paper, but with Exxon, with IBM, with all of the stuff on the markets, where do you see the economy--because of course cyclical stocks depend on where the economy is--do you have a forecast for where you think the economy is peaking?

Georges: Actually, I think it's going to continue growing, even modestly, two and half, three percent, but I think more important, when you talk about the cyclical stocks and commodity businesses, whether they be paper or others, that you have to understand that it's not only the U.S. market, but the European and the Far Eastern market and the Japanese market are all swinging up at the same time and this is what's really going to drive demand over the next few years.

Elliot: Do you find that basically what's driving the price is demand on pricing supply, or do you find other sectors in your company keeping everything afloat?

Georges: It's really demand finally catching up with supply and exceeding it and getting into tight situations where we have flexibility on pricing.

Elliot: Number one word on the street at the moment is of course concerns about inflation and of course what's happening with the Federal Reserve and interest rates. How do the rises in interest rates in '94 affect you, or how did they affect you. And if we see that rise that everyone is expecting at the end of January, how will that play into International Paper?

Georges: Well, it would affect, perhaps, our housing related businesses-- building products, which is wood and other--but that's a small part of our business and I don't think it will really materially affect the rest of our business, which then should continue growing even in a moderately inflationary economy for several years.

Elliot: When we talk to institutional investors, the thing they say about

International Paper was that it was big, and that even as a cyclical stock seemed to have survived better than a lot of other commodity-based businesses, even in the recession, even though your earnings were down eighty-four percent from '89, you were still throwing out hefty dividends. What's the secret? What do you do that others aren't doing?

Georges: Well, we worked hard to become efficient in our core businesses, we expanded into some specialty areas, which were counter-cyclical. We went international, which was somewhat a different part of the cycle as they are here. But more importantly, we pay attention to our business and we run it lean and hard.

Elliot: Eastern Europe, that's one of the places when you say internationally you've gone abroad, but you're one of the biggest American players of any business in Eastern Europe. What do you see in the future, there?

Georges: Well, it's been a very good investment for us. It has worked exceedingly well and the output is up, you're investing more and we're looking for more opportunities, there. That's been a very good investment for us.

Elliot: Thank you very much for joining us. I'm Peter Elliot for the Business Forum.

                                     # # #